Exhibit 99.1
NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376

FIRST POTOMAC REALTY TRUST COMPLETES ACQUISITION OF TWO SUBURBAN MARYLAND PROPERTIES

Company Completes $272 Million in Acquisitions in 2004

BETHESDA, Md. — (December 28, 2004) — First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, has completed the previously announced acquisition of the Campus at Metro Park North and 4612 Navistar Drive in suburban Maryland for $63 million.

The Campus at Metro Park North in Rockville, Maryland, is a four-building flex property built in 2001 totaling approximately 190,000 square feet. 4612 Navistar Drive is a one-building industrial property built in 1998 totaling approximately 215,000 square feet. The Navistar Drive property is located in Frederick, Maryland, directly across the street from the Company’s property at 6900 English Muffin Way and includes additional land that can accommodate another building of approximately 50,000 square feet. Both properties are currently 100% occupied and are expected to generate a first-year cash return of approximately 8.1% on the purchase price.

The acquisition was financed by the assumption of two separate first mortgages totaling approximately $37 million and borrowings under the Company’s unsecured credit facility. The weighted average interest rate on the mortgages that were assumed is 7.24%.

Commenting on the announcement, Douglas J. Donatelli, First Potomac’s chief executive officer, stated, “Metro Park North and Navistar Drive allow us to expand our presence in suburban Maryland. Both properties are in growing markets near other properties in our portfolio. The properties have strong tenancy and were recently constructed, and we expect them to generate solid returns over both the short and long term. They also further solidify our already strong portfolio, which is more than 95% leased, and will allow us to focus on more opportunistic acquisitions in 2005.”

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns an 80-building portfolio totaling approximately 5.3 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 687,000 square feet in the Company’s properties under 23 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

-END-